Exhibit 99.1

COMPANY CONTACTS:

Kenneth Traub

President and Chief Executive Officer

Tel. (914) 593-0809

KTRAUB@ABNH.COM

Alan Goldstein

Vice President and Chief Financial Officer

Tel. (914) 593-0844

AGOLDSTEIN@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS REPORTS
SECOND QUARTER FINANCIAL RESULTS

Elmsford, NY - August 2, 2004 – American Bank Note Holographics, Inc. (“ABNH”) (OTC Bulletin Board: ABHH) a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the second quarter and six months ended June 30, 2004.

Net income for the second quarter of 2004 was $0.3 million, or $0.02 per share, compared with net income of $0.1 million, or $0.01 per share, for the second quarter of 2003.  Net income for the first six months of 2004 was $0.7 million, or $0.04 per share, compared with net income of $0.3 million, or $0.02 per share for the first six months of 2003.

Sales for the second quarter of 2004 were $4.9 million, compared with $4.3 million for the second quarter of 2003.  Sales for the first six months of 2004 were $9.9 million, compared with $8.8 million for the first six months of 2003

Kenneth H. Traub, President and CEO of ABNH, commented, “We are pleased to report another strong quarter in which sales and profits increased due to both the expansion of existing accounts as well as the addition of important new accounts. In this quarter, we began implementing a critical new high security document program for the U.S government.  We believe this program validates the strong security and physical benefits of our patented

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demetalized security products, and we hope to expand this success into other major domestic and international secure document programs.  We are also delighted to have reached agreement on a new transaction card program that we will begin implementing in the third quarter.”

About American Bank Note Holographics, Inc.

American Bank Note Holographics is a world leader in the origination, production, and marketing of holograms.  The Company’s products are used primarily for security applications such as counterfeiting protection and authentication of transaction cards, identification cards, documents of value, consumer and industrial products as well as for packaging and design applications.  ABNH is headquartered in Elmsford, NY.  For more information, visit www.abnh.com

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ABNH Forward-Looking Statement

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

This release and prior releases are available on the ABNH Web site at www.abnh.com

-Financial Tables to Follow-

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,048	$11,341
Accounts receivable, net of allowance for doubtful accounts of $180	3,331	3,174
Inventories	2,267	2,386
Deferred income taxes	978	981
Prepaid expenses	152	385
Other	—	150
Total current assets	19,776	18,417
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $9,559 and $9,238	2,660	2,490
Other assets	88	113

Total Assets	$22,524	$21,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,018	$687
Accrued expenses	1,535	1,627
Customer advances	101	49
Income taxes payable	449	—
Total current liabilities	3,103	2,363
Deferred income taxes	1,226	1,208
Total liabilities	4,329	3,571

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 18,483,720 shares	185	185
Additional paid-in capital	23,994	23,994
Accumulated deficit	(5,984)	(6,730)
Total Stockholders’ Equity	18,195	17,449

Total Liabilities and Stockholders’ Equity	$22,524	$21,020

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Sales	$4,907	$4,275	$9,941	$8,813
Royalty income	3	3	13	47
	4,910	4,278	9,954	8,860
Costs and expenses:
Cost of goods sold	2,260	1,988	4,530	4,004
Selling and administrative	1,751	1,628	3,434	3,391
Research and development	365	296	648	564
Depreciation and amortization	164	184	324	363
	4,540	4,096	8,936	8,322

Operating income	370	182	1,018	538

Other income:
Interest income	25	26	48	51
Patent agreement	178	—	178	—
	203	26	226	51

Income before provision for income taxes	573	208	1,244	589
Provision for income taxes	229	88	498	250

Net income	$344	$120	$746	$339

Net income per share:
Basic and diluted	$0.02	$0.01	$0.04	$0.02